Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard | ken@dennardlascar.com
Zach Vaughan | zvaughan@dennardlascar.com
713-529-6600

Main Street Prices Public Offering of $75 Million of Notes due 2024

HOUSTON, December 2, 2019 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce that it has priced an underwritten public offering of an additional $75.0 million in aggregate principal amount of its 5.20% notes due 2024 (the “Notes”). The Notes are being issued at a premium to par at a public offering price of approximately 105.00% of the principal amount per Note, resulting in estimated gross proceeds of approximately $78.8 million and a yield-to-maturity of approximately 3.95%.

The Notes are a further issuance of the 5.20% notes due 2024 that Main Street issued on April 23, 2019 in an aggregate principal amount of $250.0 million (the “Existing 2024 Notes”). The Notes will be treated as a single series with the Existing 2024 Notes under the indenture and will have the same terms as the Existing 2024 Notes. The Notes will have the same CUSIP number and will be fungible and rank equally with the Existing 2024 Notes. Upon the issuance of the Notes, the outstanding aggregate principal amount of Main Street’s 5.20% notes due 2024 will be $325.0 million. The offering is subject to customary closing conditions and is expected to close on December 5, 2019.

Main Street intends to initially use the net proceeds from this offering to repay outstanding debt borrowed under its credit facility and then, through re-borrowing under the credit facility, to make investments in accordance with its investment objective and strategies, to make investments in marketable securities and idle funds investments, to pay operating expenses and other cash obligations, and for general corporate purposes.

RBC Capital Markets, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, and Raymond James & Associates, Inc. are acting as joint bookrunners for this offering. Comerica Securities, Inc. is acting as co-manager for this offering.

Investors should carefully consider, among other things, Main Street’s investment objective and strategies and the risks related to Main Street and the offering before investing. The pricing term sheet dated December 2, 2019, the preliminary prospectus supplement dated December 2, 2019, the accompanying prospectus dated April 30, 2019, each of which has been filed with the Securities and Exchange Commission, any related free writing prospectus, and any information incorporated by reference in each, contain this and other information about Main Street and should be read carefully before investing.

A shelf registration statement relating to these securities is on file with the Securities and Exchange Commission and effective. The offering may be made only by means of a preliminary prospectus supplement and an accompanying prospectus, copies of which may be obtained from RBC Capital Markets, LLC, Attention: Investment Grade Syndicate Desk, 200 Vesey Street, 8th Floor, New York, NY 10281, telephone: 866-375-6829, or e-mail: rbcnyfixedincomeprospectus@rbccm.com.

The information in the pricing term sheet, the preliminary prospectus supplement, the accompanying prospectus and this press release is not complete and may be changed. The pricing term sheet, the preliminary prospectus supplement, the accompanying prospectus and this press release do not constitute offers to sell or the solicitation of offers to buy, nor will there be any sale of the notes referred to in this press release, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio. Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon Main Street management’s current expectations and are inherently uncertain. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Main Street’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement. Main Street assumes no obligation to revise or update any such statement now or in the future.

# # #